May 10, 2012

Huntington Strategy Shares

2960 North Meridian Street, Suite 300

Indianapolis, IN 46208

Re:    Seed Capital Subscription Agreement

Ladies and Gentlemen:

I propose to acquire shares of beneficial interest (the “Shares”) of Huntington Strategy Shares (the “Trust”) for an aggregate price of $100,000, as follows:

Fund	Number of Shares	Price per Share	Aggregate Price
Huntington EcoLogical Strategy ETF	3,999	$25.00	$99,975.00

Huntington US Equity Rotation Strategy ETF	1	$25.00	$25.00

We will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended (the “1940 Act”).

We will purchase the Shares for investment purposes and not with the intent of redeeming or reselling. We will purchase the Shares pursuant to Section 14 of the 1940 Act in order to provide the seed capital for the Trust prior to the commencement of the public offering of its Shares.

We consent to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

Huntington Strategy Shares

If you agree to these terms, please acknowledge your agreement and acceptance below.

Sincerely,

/s/ B. Randolph Bateman
Name:	B. Randolph Bateman
Title:	Executive Vice President
The Huntington National Bank

Agreed and accepted as of May 11, 2012:

Huntington Strategy Shares

/s/ R. Jeffrey Young
Name:	R. Jeffrey Yound
Title:	Chief Executive Officer

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